AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HALLIBURTON COMPANY

    Halliburton Company (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

    1.    The name of the Corporation is HALLIBURTON COMPANY. HALLIBURTON COMPANY was originally incorporated under the name HALLIBURTON HOLD CO., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on November 7, 1996 (the “Original Certificate of Incorporation”).

    2.     The Original Certificate of Incorporation, as amended and restated, was last amended and restated by the Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 30, 2006 (the “Restated Certificate of Incorporation”).

    3.    This Amended and Restated Certificate of Incorporation, which restates, integrates, and amends the Restated Certificate of Incorporation, has been declared advisable by the Board of Directors of the Corporation (the “Board of Directors” and each member of the Board of Directors, a “Director”), duly adopted by the stockholders of the Corporation and duly executed and acknowledged by an authorized officer of the Corporation in accordance with Sections 103, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”). References to this “Certificate of Incorporation” herein refer to this Amended and Restated Certificate of Incorporation.

    4.    The text of the Restated Certificate of Incorporation is hereby restated, integrated, and amended to read in its entirety is follows:

    FIRST:    The name of the Corporation is HALLIBURTON COMPANY.

    SECOND:        The address of the registered office of the Corporation in the State of Delaware is 108 Lakeland Ave., Dover, County of Kent, Delaware 19901. The name of the registered agent of the Corporation at that address is Capitol Services, Inc.
    THIRD:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
    FOURTH: The aggregate number of shares which the Corporation shall have authority to issue shall be two billion five million (2,005,000,000), consisting of two billion (2,000,000,000) shares of Common Stock of the par value of Two and 50/100 Dollars ($2.50) per share and five million (5,000,000) shares of Preferred Stock without par value. The relative rights, powers, preferences and limitations of the shares of each class are as follows:
        (A) PREFERRED STOCK

    (1)    Shares of the Preferred Stock may be issued in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine and authority is vested in the Board of Directors by resolution or resolutions from time to time to establish and designate series, to issue shares of any such series and to fix the relative, participating, optional, or other rights, powers, privileges, preferences, and the qualifications, limitations or restrictions thereof, including, but not limited to, the following:
    (a)    The distinctive designation and number of shares comprising any series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;
    (b)    The dividend rate or rates on the shares of any series and the preference or preferences, if any, over any other series (or of any other series over such series) with respect to dividends, the terms and conditions upon which such dividends shall be payable, and whether and upon what conditions dividends on the shares of any series shall be cumulative, and on such shares of any series having cumulative dividend rights, the date or dates from which dividends on the shares of such series shall be cumulative;
    (c)     The terms, if any, upon which the shares of any series shall be convertible into, or exchangeable for, shares of a different series of Preferred Stock or for Common Stock including but not limited to the price or prices or rate of exchange, and conditions of any adjustments thereof, which price or rate may, but need not, vary according to the time or circumstances of the conversion or exchange;
    (d)     Whether or not the shares of any series shall be subject to purchase or redemption, the time or times when, and the price or prices at which such shares shall be redeemable as well as the manner for selecting shares to be redeemed, if less than all of a series is to be redeemed at any given time, and other terms and conditions of such purchase or redemption;
    (e)    The obligation, if any, of the Corporation to purchase or redeem shares of any series pursuant to a sinking or other fund and the price or prices which, the period or periods within which and the terms and conditions upon which the shares of the series shall be redeemed in whole or in part pursuant to such fund;
    (f)    The rights to which the holders of shares of any series shall be entitled upon liquidation, dissolution of, or winding up of the Corporation, whether the same be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation;
    (g)    The voting powers, full or limited, if any, to which the shares of any series shall be entitled in addition to those required by law, including without limitation the vote or votes per share and the transaction of any business or of any specified item of business in connection with which the shares of any series shall vote as a class;
    (h)    Any other preferences, privileges and powers and relative, participating, optional or other rights and qualifications, limitations or restrictions thereof, of any series not inconsistent herewith or with applicable law.
    (2)    The shares of each series of Preferred Stock shall entitle the holders thereof to receive, when, as and if declared by the Board of Directors out of funds legally available for dividends, cash dividends at the rate, under the conditions and for the periods fixed by resolution or resolutions of the Board of Directors pursuant to authority granted in this Article for each series, and no more, and so long as any Preferred Stock or any series thereof shall remain outstanding, no dividends shall be declared or paid upon any shares of the Common Stock, other than dividends payable in shares of any series or class subordinate to the Preferred Stock, unless dividends on all outstanding Preferred Stock of all series fixed by the Board of Directors in accordance with and pursuant to the authority granted in this Article for each series shall be paid or set apart for payment.
    (3)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Stock of each series then outstanding shall be entitled to receive payment out of the net assets of the Corporation whether from capital or surplus or both of the liquidation price fixed for such series by the Board of Directors by resolution, if any is so fixed, at the time and under the circumstances applicable before any payment shall be made to the holders of shares of any series of lesser rank to such series or to holders of shares of Common Stock of the Corporation. If the stated amounts payable in such event on the Preferred Stock of all series are not paid in full, the shares of all series of equal rank shall share ratably in any distribution of assets in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Neither the merger nor the consolidation of the Corporation nor the voluntary sale or conveyance of the Corporation property as an entirety or any part thereof shall be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of this paragraph.
    (4)     Except as is otherwise required by law or as otherwise provided in a resolution or resolutions by the Board of Directors in accordance with the provisions of this Article, the holders of any series of Preferred Stock shall not be entitled to vote at any meeting of the stockholders for the election of Directors or for any other purpose or otherwise to participate in any action taken by the Corporation or the stockholders thereof, or to receive notice of any meeting of stockholders. If the holders of any series of Preferred Stock should become entitled to vote at any meeting of the stockholders for the election of Directors, no such holder shall have the right of cumulative voting.

    (5)    Each share of a series of Preferred Stock shall be equal in every respect to every other share of the same series.
    (6)    Shares of Preferred Stock which have been purchased or redeemed, whether through the operation of a sinking fund or otherwise, or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or series shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, unless otherwise provided with respect to any series in the resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock.

    (B) COMMON STOCK

    (1)     Subject to the rights of the outstanding Preferred Stock with respect to the payment of preferential dividends, if any, and after the Corporation shall have complied with the requirements, if any, with respect to setting aside sinking or analogous funds as to any series of Preferred Stock, holders of the Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors out of any funds of the Corporation legally available therefor.
    (2)     Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, and after the full amounts, if any, to which the holders of outstanding Preferred Stock of each series are respectively preferentially entitled have been distributed or set apart for distribution, all the remaining assets of the Corporation available for distribution shall be distributed pro rata to the holders of Common Stock.

    (3)    Except as may be otherwise required by law or provided by this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by the stockholder on all matters voted upon by the stockholders.
    FIFTH: RESERVED.

    SIXTH: The Corporation is to have perpetual existence.

    SEVENTH: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
    EIGHTH: Cumulative voting shall not be allowed. Each stockholder shall be entitled, at all elections of Directors of the Corporation, to as many votes as shall equal the number of shares of stock held and owned by the stockholder and entitled to vote at such meeting under this Certificate of Incorporation for as many Directors as there are to be elected, unless such right to vote in such manner is limited or denied by other provisions of this Certificate of Incorporation.
    Vacancies caused by the death or resignation of any Director and newly created directorships resulting from any increase in the authorized number of Directors may be filled by a vote of at least a majority of the Directors then in office, though less than a quorum, and the Director so chosen shall hold office until the next annual meeting of the stockholders.
    NINTH: The By-laws may be altered or repealed at any regular meeting of the stockholders, or at any special meeting of the stockholders at which a quorum is present or represented, provided notice of the proposed alteration or repeal be contained in the notice of such special meeting, by the affirmative vote of the majority of the stockholders entitled to vote at such meeting and present or represented thereat, or by the affirmative vote of the majority of the Board of Directors at any regular meeting thereof, or at any special meeting thereof if notice of the proposed alteration or repeal be contained in the notice of such special meeting.

    Voting for Directors need not be by ballot except upon the demand, at or before the election, of the holders of ten percent (10%) or more of the shares in person or by proxy and entitled to vote at such election.
    TENTH: RESERVED.
    ELEVENTH: Both stockholders and Directors shall have power, if the By-laws so provide, to hold their meeting either within or without the State of Delaware and to keep the books of the Corporation (subject to the provisions of the DGCL) outside of the State of Delaware at such places as may be from time to time designated in the By-laws.
    TWELFTH: RESERVED.
    THIRTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights conferred on stockholders herein are granted subject to this reservation.
    FOURTEENTH: No holder of any class or series of stock of the Corporation shall have any preemptive or preferential right of subscription or purchase with reference to the issuance or sale of any class or series of stock of the Corporation whether now or hereafter authorized, or of any securities or obligations convertible into or carrying or evidencing any right to purchase any class or series of stock of the Corporation whether now or hereafter authorized. Nothing in this Article shall prevent the Corporation from entering into agreements with stockholders to provide contractual rights with respect to the preferential right of subscription or purchase with reference to the issuance or sale of any class or series of stock of the Corporation whether now or hereafter authorized, or of any securities or obligations convertible into or carrying or evidencing any right to purchase any class or series of stock of the Corporation whether now or hereafter authorized.
    FIFTEENTH: No Director or officer of the Corporation shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty by such

Director as a Director or such officer as an officer; except that this Article shall not eliminate or limit the liability of: (i) a Director under Section 174 of the DGCL, (ii) a Director or officer for any breach of the Director’s or officer’s duty of loyalty to the Corporation or its stockholders, (iii) a Director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iv) a Director or officer for any transaction from which the Director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Corporation. Neither the amendment nor repeal of this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment or repeal. If the DGCL is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of Directors or officers, then the liability of a Director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time.
    IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed on behalf of the Corporation by its Executive Vice President, Secretary and Chief Legal Officer this 17th day of May, 2023.

        HALLIBURTON COMPANY

     By: /s/ Van H. Beckwith___________
Van H. Beckwith
Executive Vice President, Secretary and Chief Legal Officer

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